EXHIBIT 10.9

PERFORMANCE VESTING

HANCOCK FABRICS, INC.
2001 STOCK INCENTIVE PLAN
(As Amended and Restated)

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT, made and entered into as of this _____ day of ______, 2012, by and between Hancock Fabrics, Inc., a Delaware Company (the “Company”), and __________________ (“Grantee”).

W • I • T • N • E • S • S • E • T • H:

WHEREAS, the Company maintains the Hancock Fabrics, Inc. 2001 Stock Incentive Plan, as amended and restated effective as of January 30, 2011 (the “Plan”), and Grantee has been selected by the Compensation Committee (“Committee”) to receive a Restricted Stock Unit Award under the Plan;

NOW, THEREFORE, IT IS AGREED, by and between the Company and Grantee, as follows:

1.             Award of Restricted Stock Units

The Company hereby grants to Grantee an award of ________ Restricted Stock Units (“RSUs”), subject to, and in accordance with, the restrictions, terms and conditions set forth in this Agreement.  The grant date of this award of RSUs is ___________, 2012 (the “Grant Date”).

This Agreement shall be construed in accordance with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.             Vesting and Termination of Employment

2.1           [Vesting.  Subject to the other provision of this Section 2, if Grantee remains employed as an employee by the Company, the RSUs shall vest on the dates indicated below (each date on which RSUs vest is hereinafter referred to as a “Vesting Date”) in accordance with the achievement of the Performance Targets for the Performance Measures as provided in Schedule A attached hereto as of the applicable Vesting Date:

Vesting Date                                Number of RSUs

April 30, 2013
April 30, 2014
April 30, 2015

The number of RSUs vesting on each Vesting Date shall be determined in accordance with Schedule A.  The number of RSUs eligible for vesting on a Vesting Date that do not vest in accordance with Schedule A shall be immediately forfeited and shall not be subject to vesting in the future.]1

Except as otherwise provided below and subject to Section 2.5, Shares representing the vested RSUs shall be issued to Grantee within thirty (30) days after each Vesting Date, free and clear of all restrictions imposed by this Agreement (except those imposed by Section 3.3 below).  The Company shall credit the Shares to an unrestricted account in the name of Grantee.  For purposes of this Agreement, employment as an employee with a Subsidiary of the Company or service as a member of the Board of Directors of the Company shall be considered employment with the Company.

The Company may, in its sole discretion, decide to deliver by electronic means any documents related to the RSUs granted under the Agreement or to request by electronic means Grantee’s consent to the terms and conditions of the Agreement and participation in the Plan.  Grantee hereby consents to receiving such documents by electronic delivery and, if requested, to agree to the terms and conditions of the Agreement and to participation in the Plan through an on-line or electronic system established and maintained by the Company or any third party designated by the Company.

2.2           Termination.  If Grantee’s employment as an employee with the Company is terminated (i.e., he incurs a separation from service) by the Company (including upon Grantee’s death or Disability) or, if Grantee terminates his employment, all outstanding unvested RSUs shall be immediately forfeited upon the date that the Committee determines is Grantee’s date of termination of employment.

2.3           Change in Control.  Upon a Change in Control (as defined in the Plan and subject to any applicable requirements of Section 409A), all outstanding unvested RSUs shall become immediately and fully vested on the date of the Change in Control.  Subject to Section 2.5, the Shares representing all of the RSUs subject to this Agreement shall be credited or transferred to Grantee within fifteen (15) days of the date of the Change in Control.

1 Vesting requirements to be determined at the time of grant.

2.4           Nontransferability.  The RSUs and the Shares to be issued with respect to the RSUs may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date Grantee is credited with or issued the Shares representing the vested RSUs.

2.5           Distribution To Specified Employees.  To the extent applicable, if the Grantee is a “specified employee” (as determined in accordance with Code Section 409A) and the Grantee is entitled to receive a distribution of Shares after a separation from service (except for death or Disability), the distribution shall be delayed until the date that is 6 months and one day following the Grantee’s separation from service, if required by Section 409A.

2.6           Code Section 409A.  This Agreement and this award of RSUs shall at all times be interpreted and operated in good faith compliance in accordance with the requirements of Code Section 409A and any regulations or guidance that may be adopted thereunder from time to time and shall be interpreted by the Committee as it determines necessary or appropriate in accordance with Code Section 409A to avoid a plan failure under Code Section 409A(a)(1).

3.             Rights As Shareholder

3.1           The Grantee shall not have voting or any other rights as a shareholder of the Company with respect to the RSUs.  Upon settlement of the RSUs with the crediting or issuance of Shares, the Grantee will obtain full voting and other rights as a shareholder of the Company.

3.2           In the event of a change in capitalization, the number and class of RSUs and Shares or other securities that Grantee shall be entitled to, and shall hold, pursuant to this Agreement shall be appropriately adjusted or changed pursuant to Section 17 of the Plan to reflect the change in capitalization, provided that any such additional RSUs or Shares or additional or different shares or securities shall remain subject to the restrictions in this Agreement.

3.3           Grantee represents and warrants that Grantee is acquiring the Shares under this Agreement for investment purposes only, and not with a view to distribution thereof.  Grantee is aware that the RSUs may not be registered under the federal or any state securities laws and that in that event, in addition to the other restrictions on the Shares, the Shares will not be able to be transferred unless an exemption from registration is available or the Shares are registered.  By making this award of RSUs, the Company is not undertaking any obligation to register the RSUs under any federal or state securities laws.  The Grantee acknowledges that an appropriate legend giving notice of the foregoing restrictions may appear conspicuously on all certificates evidencing the Shares issued with respect to the vested RSUs.

4.             No Right to Continued Employment or Additional Grants

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon Grantee any right with respect to continuance of employment by the Company or a Subsidiary, nor shall this Agreement or the Plan interfere in any way with the right of the Company or a Subsidiary to terminate Grantee’s employment at any time.  Nothing in the Agreement shall entitle the Grantee to receive future grants of RSUs or other awards under the Plan and any such grants or awards shall be at the sole discretion of the Company.

5.             Employment Covenants

In consideration of the grant of Restricted Stock Units granted pursuant to this Agreement and Grantee’s continued employment with the Company, Grantee hereby agrees to the following covenants:

5.1           Covenant Against Competition.  While Grantee is employed with the Company or its affiliates, and for a period of two (2) years after Grantee’s employment with the Company terminates for any reason, Grantee will not, directly or indirectly, provide Services within the United States of America, whether as an owner, investor, lender, employee, director, officer, independent contractor, or consultant to any Competitor.  Each of the following entities shall be deemed to be a “Competitor” under this Agreement:  A.C. Moore Arts & Crafts, Inc., Jo-Ann Stores, Inc., Calico Corners, Inc., Hobby Lobby Stores, Inc. and Michaels Stores, Inc.  The Grantee acknowledges that the United States of America comprises the geographic territory in which Grantee performs Services on behalf of the Company.  “Services” means the provision of management and strategic business advice, direction and guidance.  In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that such court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

5.2           Non-Disclosure.  During the course of Grantee’s employment with the Company, Grantee will have access to certain Confidential Information.  Grantee agrees to hold in strictest confidence and not to use, except for the benefit of the Company, the Company’s Confidential Information.  For purposes of this Agreement, “Confidential Information” means any information, without regard to form, relating to the Company’s and its subsidiaries’ and affiliates’ customers, operations, finances, and business that derives economic value, actual or potential, from not being generally known to other persons or entities, including but not limited to technical or non-technical data, compilations (including compilations of customer, supplier, or vendor information), programs, methods, devices, techniques, processes, inventions, improvements, writings, memoranda, reports, drawings, sketches, financial data, pricing methodology, formulas, patterns, strategies, studies, business development, software systems, marketing techniques and lists of actual or potential customers (including identifying information about customers), whether or not in writing.  Confidential Information includes information disclosed to the Company by third parties that the Company is obligated to maintain as confidential.  Confidential Information shall not include any information that:  (i) at the time of the disclosure was generally known to the public, (ii) becomes known to the public through no violation of this Agreement, or (iii) is disclosed to Grantee by a third party that is not under an obligation to maintain the confidentiality of the information.  In the event that Grantee becomes legally compelled to disclose any confidential Information, Grantee shall provide the Company with prompt written notice of such requirement prior to any disclosure to allow the Company to seek a protective order or other remedy.  Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret under applicable law shall only be treated as Confidential Information under this Agreement for a two (2) year period following Grantee’s termination of employment.

5.3           Nondisparagement.  Grantee agrees not to make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of the Company, its employees, directors, and officers.  Grantee acknowledges and agrees that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to, the news media, investors, potential investors, any board of directors or advisory board or directors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and customers.  Grantee understands that this nondisparagement provision does not apply on occasions when Grantee is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully, or to conduct or testimony in the context of enforcing this Agreement or other rights, powers, privileges, or claims.  Grantee also understands that the foregoing nondisparagement provision does not apply on occasions when Grantee provides truthful information in good faith to any federal, state, or local governmental body, agency, or official investigating an alleged violation of any employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding.

5.4           Cancellation and Recession.  If, at any time, (i) during Grantee’s employment with the Company or a Subsidiary or (ii) during the period after Grantee’s termination of employment with the Company or any Subsidiary for any reason, but not to exceed 24 months following Grantee’s termination of employment, Grantee engages in any “Detrimental Activity” (as defined below), the Committee may, notwithstanding any other provision in this Agreement to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit this grant of Restricted Stock Units as of the first date Grantee engaged in the Detrimental Activity, as determined by the Committee.  Without limiting the generality of the foregoing, the Committee may also require Grantee to pay to the Company the amount realized by Grantee from the Shares subject to this award of Restricted Stock Units that vested during the period beginning six months prior to the date on which Grantee engaged or began engaging in Detrimental Activity.  As used in this Agreement, “Detrimental Activity” means the breach or violation by the Grantee of any of the covenants of the Grantee in this Section 5.

6.             Taxes and Withholding

Grantee shall be responsible for all federal, state, and local income taxes payable with respect to this award of RSUs.  The Company shall have the right to retain and withhold from any payment of Shares or cash the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment.  At its discretion, the Company may require Grantee to reimburse the Company for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Company is so reimbursed.  In lieu thereof, the Company shall have the right to withhold from any other cash amounts due to Grantee an amount equal to such taxes required to be withheld or withhold and cancel (in whole or in part) a number of Shares  having a market value not less than the amount of such taxes.

7.             Grantee Bound By The Plan

Grantee hereby acknowledges receipt of a copy of the Plan and the prospectus for the Plan, and agrees to be bound by all the terms and provisions thereof.

8.             Modification of Agreement; Severability

This Agreement may be modified, amended, suspended, or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.  Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

9.             Data Privacy; Transfer of Data

By accepting the Award, Grantee (a) explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of any of Grantee’s personal data that is necessary to facilitate the implementation, administration and management of the Award and the Plan, (b) understands that the Company and any Subsidiary may, for the purpose of implementing, administering and managing the Plan, hold certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, and details of all awards or entitlements to Shares granted to Grantee under the Plan or otherwise (“Data”), (c) understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, including any broker with whom the Shares issued with respect to an Award may be deposited, and that these recipients may be located in Grantee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Grantee’s country; (d) waives any data privacy rights Grantee may have with respect to the Data; and (e) authorizes the Company and any Subsidiary and its agents to store and transmit such information in electronic form.

10.           Governing Law; Successors in Interest

The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, whether by merger, consolidation, reorganization, sale of assets, or otherwise.  This Agreement shall inure to the benefit of Grantee’s legal representatives.  All obligations imposed upon Grantee and all rights granted to the Company under this Agreement shall be final, binding, and conclusive upon Grantee’s heirs, executors, administrators, and successors.

11.           Resolution of Disputes

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction, or application of this Agreement shall be determined by the Committee.  Any determination made hereunder shall be final, binding, and conclusive on Grantee and the Company for all purposes.

12.           Pronouns; Including

Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other gender and the singular to include the plural.  Wherever used in this Agreement, the term “including” means “including, without limitation.”

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HANCOCK FABRICS, INC. By: _____________________________
By signing below, Grantee hereby accepts the Award subject to all its terms and provisions and agrees to be bound by the terms and provisions of the Plan.  Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee responsible for administration of the Plan, upon any questions arising under the Plan.  Grantee authorizes the Company to withhold, in accordance with applicable law, from any compensation payable to him or her, any taxes required to be withheld by federal, state or local law as a result of the grant, existence or exercise of the Award.

GRANTEE Signature: ________________________ Name: